Exhibit 10.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), is dated as of November 1, 2018, by and among Viscogliosi Brothers, LLC, a New York limited liability company (“VB”), and VB Acquisition Co. I LLC, a Delaware limited liability company (together with VB, the “Unitholders”), RTI Surgical, Inc., a Delaware corporation (the “Parent”), and Bears Holding Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Holdco”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Transaction Agreement (as defined below).

WHEREAS, concurrently herewith, the Parent is entering into a Master Transaction Agreement with the Member, Holdco and Merger Sub (as in effect on the date hereof, the “Master Transaction Agreement”), providing for, among other things and subject to the terms and conditions of the Master Transaction Agreement, the Merger of Merger Sub with and into Parent, with Parent continuing as the surviving corporation in the Merger, and the Contribution of 100% of the equity interests in the Company by the Member to Holdco.

WHEREAS, as of the date hereof, each Unitholder holds and is entitled to vote (or direct the voting of) the Member Units set forth opposite such Unitholder’s name on Exhibit A hereto (together with such additional Member Units that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Unitholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, the “Covered Units”)).

WHEREAS, as a condition to the Parent’s, Holdco’s and Merger Sub’s willingness to enter into and perform their respective obligations under the Master Transaction Agreement, the Parent, Holdco and Merger Sub have required that the Unitholders agree, and the Unitholders are willing to agree, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

UNITHOLDER CONSENT; AGREEMENT TO VOTE

Section 1.1.    Agreement to Vote. Each Unitholder hereby irrevocably and unconditionally agrees that, from the date hereof until the termination of this Agreement in accordance with Section 5.1 (the “Agreement Term”), such Unitholder shall (i) take all such actions as may be required to cause each Covered Unit held by such Unitholder to be present, in person or by proxy, at any duly called meeting of the unitholders of the Member in connection with the Master Transaction Agreement or any transaction contemplated by the Master Transaction Agreement, including at any adjournment or postponement thereof, for purposes of establishing a quorum and (ii) at any such meeting, including at any adjournment or postponement thereof, and on every action or approval by written consent by the unitholders of the Member, vote (or cause to be voted), to the extent entitled to vote thereon, all of the Covered Units held by such Unitholder:

(a)    in favor of (1) the approval of Member’s entry into the Master Transaction Agreement and the transactions contemplated thereby, including the Contribution, and (2) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for the approval of Member’s entry into the Master Transaction Agreement and the transactions contemplated thereby, including the Contribution; and

(b)    against (1) any action that would reasonably be expected to result in a breach of or failure to perform, in any material respect, any representation, warranty, covenant or agreement of the Member under the Master Transaction Agreement or of such Unitholder under this Agreement, and (2) any action that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the Master Transaction Agreement (in contravention of the terms and conditions of the Master Transaction Agreement).

Section 1.2.    Other Voting Rights. For the avoidance of doubt, (a) except as expressly set forth in Section 1.1, nothing in this Agreement shall limit the right of any Unitholder to vote in favor of, against, or abstain with respect to any matter presented to Member’s unitholders not addressed by this Agreement and (b) nothing in this Agreement shall require any Unitholder to vote in favor of, against, or abstain with respect to, any amendment or modification of the Master Transaction Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE UNITHOLDERS

Each Unitholder, severally and not jointly, hereby represents and warrants to the Parent and Holdco as follows:

Section 2.1.    Power; Due Authorization; Binding Agreement. Such Unitholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Unitholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of such Unitholder, and no other proceedings on the part of such Unitholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Unitholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.2.    Ownership of Units. On the date hereof, the Covered Units set forth opposite such Unitholder’s name on Exhibit A hereto are owned by such Unitholder. Other than (a) restrictions in favor of the Parent pursuant to this Agreement, (b) such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various states of the United States, (c) any restrictions contained in the organizational documents of Member or that certain Members’ Agreement, dated as of October 26, 2018, by and among the Member and the members of the Member, (d) as set forth in that certain Amended and Restated Economic Rights Agreement, dated as of November 1, 2018, by and between the Company, the Member, Key Unitholders (as defined therein), SOF II Paradigm Cayco Limited, and Hayfin Services LLP, as representative for the Holder (as defined therein), and (e) as set forth in those certain Irrevocable Proxies and Powers of Attorney, dated October 31, 2018, executed by the Unitholders in favor of Hayfin Services LLP, as of the date hereof such Unitholder has, and at any unitholder meeting of the Member held during the Agreement Term to vote regarding the approval of Member’s entry into the Master Transaction Agreement and the transactions contemplated thereby, including the Contribution, including at any adjournment or postponement thereof, such Unitholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Covered Units of such Unitholder and no proxies have been given in respect of any or all of such Covered Units with respect to the matters set forth in Section 1.1, other than proxies which have been validly revoked prior to the date hereof.

Section 2.3.    No Conflict. The execution and delivery of this Agreement by such Unitholder does not, and the performance of the terms of this Agreement by such Unitholder will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any Governing Document of such Unitholder (if applicable), (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of such Unitholder’s Covered Units pursuant to, any Contract to which such Unitholder is a party or by which such Unitholder or any of such Unitholder’s Covered Units are bound or (d) violate any Law applicable to such Unitholder or any of such Unitholder’s assets (including the Covered Units), except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect such Unitholder’s ability to perform such Unitholder’s obligations under this Agreement.

Section 2.4.    Acknowledgment. Such Unitholder understands and acknowledges that the Parent, Holdco and Merger Sub are entering into the Master Transaction Agreement in reliance upon such Unitholder’s execution, delivery and performance of this Agreement.

Section 2.5.    Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of such Unitholder, threatened against such Unitholder or any of its assets or (b) outstanding Orders to which such Unitholder or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect such Unitholder’s ability to perform its obligations under this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Parent and Holdco hereby represent and warrant to the Unitholders as follows:

Section 3.1.    Power; Due Authorization; Binding Agreement. Each of Parent and Holdco has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Holdco and the consummation by Parent and Holdco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Holdco, and no other proceedings on the part of Parent or Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2.    No Conflict. The execution and delivery of this Agreement by Parent and Holdco does not, and the performance of the terms of this Agreement by Parent and Holdco will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any Governing Document of Parent or Holdco, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Parent or Holdco is a party or by which Parent or Holdco is bound or (d) violate any Law applicable to Parent or Holdco or any of their assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s or Holdco’s ability to perform its obligations under this Agreement.

Section 3.3.    Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of Parent or Holdco, threatened against Parent or Holdco or any of their assets or (b) outstanding Orders to which Parent or Holdco or any of their assets are subject or bound, in each case, which could reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s or Holdco’s ability to perform its obligations under this Agreement.

ARTICLE IV.

COVENANTS OF THE UNITHOLDERS

Section 4.1.    Restriction on Transfer, Proxies and Non-Interference. Each Unitholder hereby agrees, during the Agreement Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of such Unitholder’s Covered Units (any such action, a “Transfer”), (ii) grant any proxies or powers of attorney with respect to the Covered Units of such Unitholder, deposit any such Covered Units into a voting trust or enter into a voting agreement with respect to any such Covered Units, in each case with respect to any vote on the approval and/or adoption of the Master Transaction Agreement or any other matters set forth in Section 1.1, (iii) form or join any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any Persons with respect to any securities of Member (other than, if any, pursuant to this Agreement) or (iv) commit or agree to take any of the foregoing actions during the Agreement Term; provided that, the foregoing notwithstanding, the following Transfers are permitted: (A) Transfers of Covered Units to any Person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement in respect of the Covered Units Transferred; (B) Transfers of a sufficient number of Covered Units to cover tax withholding obligations resulting from the vesting of any equity awards in the Member or the exercise of any options to purchase equity of the Member; and (B) Transfers of Covered Units with Parent’s prior written consent. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.

Section 4.2.    No Limitations on Actions. Parent and Holdco expressly acknowledge that each Unitholder is entering into this Agreement solely in such Unitholder’s capacity as the owner of Covered Units and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Unitholder, or any affiliate, partner, member, trustee, beneficiary, settlor, employee or designee of such Unitholder or any of their respective affiliates (collectively, “Affiliates”) in their capacity, if applicable, as a member or manager of the Member. Neither Parent nor Holdco shall assert any claim that any action taken by a Unitholder or any of such Unitholder’s Affiliates in the capacity as a member or manager of the Member violates any provision of this Agreement.

Section 4.3.    Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to comply with such Unitholder’s obligations under this Agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1.    Termination of this Agreement. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any party hereto upon the earliest to occur of: (a) the termination of the Master Transaction Agreement in accordance with its terms; (b) the Effective Time; (c) the time that the Member’s entry into the Master Transaction Agreement and the transactions contemplated thereby, including the Contribution, have been adopted and approved by the unitholders of the Member pursuant to the Master Transaction Agreement; and (d) any amendment or modification to the Master Transaction Agreement that is in any way material and adverse to any Unitholder. In addition to the foregoing, this Agreement may be terminated at any time by the written consent of all of the parties hereto.

Section 5.2.    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, notwithstanding the forgoing, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article V shall survive any such termination.

Section 5.3.    Entire Agreement; Assignment. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as set forth in Section 5.13 (as to which Merger Sub and the Member shall be third-party beneficiaries), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 5.4.    Amendments and Waivers. This Agreement may only be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.5.    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email transmission (provided confirmation of email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to a Unitholder:

Viscogliosi Brothers, LLC 505 Park Avenue, 14th Floor New York, New York 10022 Attn: Anthony G. Viscgoliosi and Joseph Chan Email: Anthony.Viscogliosi@vbllc.com and joe.chan@paradigmspine.com

If to Parent or Holdco:

RTI Surgical, Inc. 520 Lake Cook Road, Suite 680 Deerfield, Illinois 60015 Attn: Jonathon Singer

with a copy (which shall not constitute notice) to:

Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attn: Larry Barden and Seth Katz Facsimile No.: (312) 853-7036

or to such other address as may be designated in writing by the party to receive such notice as provided above.

Section 5.6.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that such party may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.5 will be deemed effective service of process on such party.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 5.7.    Specific Performance.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to such non-breaching party, whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b)    Each party further agrees that (x) it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.8.    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 5.9.    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 5.10.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 5.11.    Remedies Cumulative. Except as otherwise provided herein, any and all remedies expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive to any other remedy conferred by this Agreement, or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 5.12.    Interpretation.

(a)    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(b)    Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 5.13.    Publication. Each Unitholder hereby permits Parent, Holdco, Merger Sub and the Member to publish and disclose in any documents or schedules required to be filed with the SEC and any other disclosures or filings required by applicable Law such Unitholder’s identity and ownership of such Unitholder’s Covered Units and the nature of such Unitholder’s commitments pursuant to this Agreement.

Section 5.14.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Holdco any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All ownership and economic benefits of and relating to the Covered Units shall remain vested in and belong to the applicable Unitholder, and, except as otherwise provided herein, neither Parent nor Holdco shall have any authority to direct any Unitholder in the voting or disposition of any Covered Units. For the avoidance of doubt, each Unitholder shall be entitled to any dividends or other distributions declared by the Member with respect to such Unitholder’s Covered Units.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Parent:

RTI SURGICAL, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer

Holdco:

BEARS HOLDING SUB, INC.

By:	/s/ Jonathon M. Singer
Name:	Jonathon M. Singer
Title:	Chief Financial and Administrative Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Unitholders:

VISCOGLIOSI BROTHERS, LLC

By:	/s/ John J. Viscogliosi
	Name:	John J. Viscogliosi
	Title:	Principal

VB ACQUISITION CO. I LLC

By:	/s/ John J. Viscogliosi
	Name:	John J. Viscogliosi
	Title:	Principal

[Signature Page to Support Agreement]

Covered Units

Unitholder	Units
VISCOGLIOSI BROTHERS, LLC	97,500 Common Units, 1,805,474 Class A Preferred Units, 6,756,757 Class B Preferred Units and 833,882 Class E Preferred Units

VB ACQUISITION CO. I LLC	19,719 Common Units, 126,297 Class A Common Units, 261,637 Class B Preferred Units and 9,842 Class E Preferred Units